UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 17, 2009 (November 16, 2009)
LL&E ROYALTY TRUST
(Exact name of Registrant as specified in its charter)

Texas	1-8518	76-6007940
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
The Bank of New York Mellon Trust Company, N.A., Trustee
Global Corporate Trust
919 Congress Avenue
Austin, Texas 78701
(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (800) 852-1422

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 16, 2009 LL&E Royalty Trust (the “Trust”) was notified by NYSE Regulation, Inc. (“NYSE Regulation”) that NYSE Regulation had determined that trading in the Trust’s units on the New York Stock Exchange (“NYSE”) should be suspended prior to the opening on Friday, November 20, 2009. The Trust expects to be trading on the Pink Sheets under a symbol yet to be determined that same day; however, no assurance can be given that this will occur. The NYSE further informed the Trust that the NYSE’s application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Trust of the NYSE Regulation staff decision. The Trust does not intend to appeal the staff’s decision.
The notification stated that the decision to delist the Trust was reached in view of the fact that the Trust’s units had fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period and the Trust had failed to cure this non-compliance within the required timeframe.
The Trust had previously announced that the Trust had until November 16, 2009 to cure its average closing price noncompliance and that, if the Trust failed to do so, the NYSE intended to initiate suspension and delisting procedures.
As previously announced, the Trust intends to sell its assets and liquidate when practicable in light of market conditions, and in any case within the time period specified in the Trust’s governing documents.
A press release issued by the Trust on November 17, 2009 regarding the foregoing matters is filed herewith.
ITEM 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press release dated November 17, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LL&E Royalty Trust
By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Mike Ulrich
Name: Mike Ulrich
Title: Vice President
Date: November 17, 2009

Exhibit Index

Exhibit Number	Description
99.1	Press release dated November 17, 2009.